PKF

Accountants &
business advisers

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Green Planet Bioengineering Co. Limited

We hereby consent to the use in this Registration Statement on Form S-8 and related prospectus of Green Planet Bioengineering Co. Limited (the "Company") pertaining to the Company's 2009 incentive stock plan and various warrants agreements of our report dated September 26, 2008 relating to the financial statements of Sanming Huajian Bioengineering Co., Ltd. as of December 31, 2007 and 2006 and for each of the two years in the period ended December 31, 2007, which is incorporated by reference in such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PKF

PKF
Certified Public Accountants
Hong Kong, China
January 12, 2009

Tel 852 2806 3822 | Fax 852 2806 3712
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